POST-EFFECTIVE AMENDMENT NO. 2
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form SB-2
on Form S-1/A

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
MINISTRY PARTNERS INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)

33-0489154
(IRS Employer Identification Number)

955 West Imperial Highway
Brea, California 92821
800-753-6742
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

BILLY M. DODSON
President
955 West Imperial Highway
Brea, California 92821
800-753-6742

With copy to:
BRUCE J. RUSHALL, ESQ.
RUSHALL & McGEEVER
6100 Innovation Way
Carlsbad, California 92009
760-438-6855
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: Upon the effective date of the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)
Alpha Class, Series AA Notes	$75,000,000	par	$75,000,000
Alpha Class, Series CC Notes	$75,000,000	par	$75,000,000
Total	$75,000,000	par	$75,000,000	$2,303

(1)	The $75,000,000 Notes will be sold at their face amount.
(2)	A total of $75,000,000 of the Alpha Class Notes are being registered, consisting of a combination of the Series AA and Series CC Notes.
(3)	The fee is based on the total of $75,000,000 being registered hereby.

Explanatory Note.

This Registration Statement was declared effective May 3, 2007, SEC Accession No. 999999999-07-001739. It registered both the sale of the Alpha Class Notes under the Securities Act of 1933 and the Alpha Class Notes Loan Agreement (the "Loan Agreement") under the Trust Indenture Act of 1939. Registrant's offering of the Alpha Class Notes under this Registration Statement has ended. The purpose of this Post-Effective Amendment is to amend the registration of the Loan Agreement under the Trust Indenture Act of 1939 by admitting U.S. Bank National Association as successor Trustee under the Loan Agreement to replace King Trust Company, N.A., which is retiring as Trustee. This Post-Effective Amendment amends Part II of the Registration Statement and files as the exhibits, under Part II, Item 17, the Form T-1 for U.S. Bank National Association, the form of the Agreement of Resignation, Appointment and Acceptance and the form of the Supplemental Agreement with Consent of Holders to the Loan Agreement.

Also, the Form T-1 for U.S. Bank National Association hereby filed as Exhibit 25.3 shall serve as Registrant's application for the purpose of determining the eligibility of the successor Trustee to act under subsection (a) of Section 310 of the 1939 Act in accordance with Section 305(b)(2) of the Act, and Registrant hereby requests that the Commission issue such order as it may deem necessary to consent to the admission of U.S. Bank National Association as successor Trustee.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

Securities and Exchange Commission Registration Fee	$2,303
Accounting and Legal Fees and Expenses	$75,000
Printing	$5,000
Miscellaneous Expenses	$17,697
TOTAL	$100,000

All of the above items except the registration fee are estimates.

Item 14.     Indemnification of Directors and Officers.

Registrant's Articles of Incorporation authorize Registrant to indemnify its agents (including its officers and directors to the fullest extent permitted under the California General Corporation Law). Registrant's Bylaws generally allow for indemnification of directors and officers against certain loss from proceedings including threatened, pending or completed investigative, administrative civil and criminal proceedings, provided such persons acted in good faith and in a manner the person reasonably believed to be in the best interests of Registrant or that the person had reasonable cause to believe to be lawful.

Item 15.     Recent Sales of Unregistered Securities.

The Company from time to time sells debt investments on a negotiated basis to ministries or individuals who have purchased notes from the Company before and/or are accredited persons within the meaning of Rule 501 under Regulation D. For each of these notes, interest rates, terms and other conditions of the loan were negotiated with the investor. Substantially all of these notes have a maturity of less than 12 months. The Company has relied upon the exemptions under Section 4(2) of the 1933 Act in selling these debt securities.

During the period from January 1, 2006 to the date of this Registration Statement, the Company sold an aggregate of approximately $7,288,903 of debt securities to a total of 17 investors, each of whom was an accredited investor within the meaning of Regulation D. The Company relied on the exemptions under 4(2), Regulation D and/or Regulation S under the 1933 Act in making these sales.

On November 16, 2006, the Company completed the sale of 9,617 shares of its common stock, 72,617 shares of its Class I Preferred Stock, and 19,000 shares of its Class II Preferred Stock. These issuances resulted in a total of $9,411,742 in new equity financing for the Company. The sales of these securities were made directly by the Company. The Class I Preferred Stock and common stock were sold in 72,617 units, each unit consisting of one share of each class of stock. The initial 63,000 Units sold were comprised of 63,000 shares of the Company's common stock owned by and being resold by Evangelical Christian Credit Union ("ECCU"). All of the securities were sold for cash with the exception of 5,500 shares of the Class I Preferred Stock, which were issued in exchange for 550 shares of the Company's outstanding Series A Preferred Stock. The Company relied on the exemptions under Section 4(2) and 4(6) of the Securities Act of 1933 in the sales of these securities. The Company incurred no sales commissions or other underwriting costs. Securities were sold for cash. The securities were sold to total of ten (10) state or federal chartered credit unions.

Item 16.  Exhibits.

3.1	Articles of Incorporation of Registrant (1)

3.2	Bylaws of Registrant (1)

3.3	Certificate of Amendment to Articles of Incorporation dated December 11, 2001 (2)

3.4	Certificate of Amendment to Bylaws dated August 17, 2006 (4)

3.5	Certificate of Amendment to Bylaws dated August 17, 2006 (4)

3.6	Certificate of Determination of Class I Preferred Stock filed September 6, 2006 (4)

3.7	Amendatory Certificate of Determination for Class I Preferred Stock filed September 25, 2006 (4)

3.8	Amendatory Certificate of Determination for Class I Preferred Stock filed October 26, 2006 (4)

3.9	Certificate of Determination of Class II Preferred Stock filed September 6, 2006 (4)

3.10	Amendatory Certificate of Determination for Class II Preferred Stock filed September 25, 2006 (4)

4.1	ECCU Class Alpha Note Subordination Agreement (2)

4.2	Amendment and Confirmation of Class Alpha Subordination Agreement (2)

4.3	ECCU Subordination Agreement dated April 20, 2004 (3)

4.4	ECCU Subordination Agreement dated April 20, 2005 (4)

4.5	Agreement of Resignation, Appointment and Acceptance

4.6	Form of Supplemental Agreement With Consent of Holders To Loan And Trust Agreement

5.1	Opinion of Rushall & McGeever (4)

10.1	ECCU Loan Agreement and Note (3)

10.2	ECCU Loan Agreement and Promissory Note dated March 28, 2002 (2)

10.3	ECCU Loan Agreement and Promissory Note dated April 20, 2004 (3)

10.4	ECCU Loan Agreement Extension dated April 5, 2007 (4)

23.1	Consent of Rushall & McGeever (included in Exhibit 5.1 hereto)

23.3	Consent of Hutchinson and Bloodgood (4)

25.1	Powers of Attorney (included on page II-4 of Registration Statement)

25.2	Form T-1 with exhibits. (4)

25.3	Form T-1 with exhibits for U.S. Bank National Association
 ___________________________

(1)	Incorporated by reference to Registration Statement on Form SB-2 filed on November 19, 1997
(Accession No. 0000944130-97-000025), as amended.

(2)	Incorporated by reference to Registration Statement on Form SB-2 filed on May 24, 2001
(Accession No. 0000944130-01-500010), as amended.

(3)	Incorporated by reference to Registration Statement on Form SB-2 filed on February 2, 2005
(Accession No. 0000944130-05-02-02), as amended.

(4)	Previously filed in the Registration Statement.

Item 17.  Undertakings

(a)     Rule 415 Offering. The undersigned Registrant undertakes:

(1)     To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

a.     To include any prospectus required by section 10(a)(3) of the Securities Act;

b.     To reflect in the prospectus any facts or events which, individually, or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.     To include any additional or changed material information on the plan of distribution.

(2)     That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering; and

(3)     To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4)     That, for the purpose of determining any liability under the Securities Act, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are sold to a purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.     Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

b.     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

c.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

d.     Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

Item 17.      Financial Statements.

Included in the Prospectus in Part I of this Registration Statement.

____________________

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Brea, California, on the 21st day of August, 2008.

MINISTRY PARTNERS INVESTMENT CORPORATION By: /s/ Mark G. Holbrook Mark G. Holbrook, Chairman of the Board, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Mark G. Holbrook Mark G. Holbrook	Chairman of the Board, Chief Executive Officer	August 21, 2008
/s/ Susan B. Reilly Susan B. Reilly	Principal Accounting Officer	August 21, 2008
/s/ Mark G. Holbrook Mark A. Johnson by Mark G. Holbrook, his attorney-in-fact	Director	August 21, 2008
/s/ Mark G. Holbrook Van C. Elliott by Mark G. Holbrook, his attorney-in-fact	Secretary, Director	August 21, 2008
/s/ Mark G. Holbrook Arthur G. Black by Mark G. Holbrook, his attorney-in-fact	Director	August 21, 2008
/s/ Mark G. Holbrook Shirley M. Bracken by Mark G. Holbrook, her attorney-in-fact	Director	August 21, 2008
/s/ Mark G. Holbrook Juli Anne S. Callis by Mark G. Holbrook, her attorney-in-fact	Director	August 21, 2008

/s/ Mark G. Holbrook Jeffrey T. Lauridsen by Mark G. Holbrook, his attorney-in-fact	Director	August 21, 2008
R. Michael Lee	Director
Randolph P. Shepard	Director
/s/ Mark G. Holbrook Scott T. Vandeventer by Mark G. Holbrook, his attorney-in-fact	Director	August 21, 2008